Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Tyco International Ltd. of our report dated November 4, 2003, except for Note 33 for which the date is November 18, 2003, relating to the financial statements and financial statement schedule, which appears in Tyco International Ltd.’s Current Report on Form 8-K dated March 10, 2004.

PricewaterhouseCoopers LLP

New York, New York

March 9, 2004